EXHIBIT 3.1

A. M.CASTLE & CO.

ARTICLES OF AMENDMENT

A.M. Castle & Co., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting the first paragraph of Article FIFTH in its entirety and inserting the following in lieu thereof:

"FIFTH:  The total number of shares of stock which the corporation shall have authority to issue is 69,988,000, consisting of 60,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 9,988,000 shares of series preferred stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized Shares of all classes of stock having par value is $699,880."

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:  Immediately prior to the above amendment, the Corporation had authority to issue 39,988,000 shares of stock, consisting of 30,000,000 shares of Common Stock, $.01 par value per share, and 9,988,000 shares of Preferred Stock, $.01 par value per share.  The aggregate par value of all authorized shares of all classes of stock having par value was $399,880.

FOURTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 69,988,000, consisting of 60,000,000 shares of Common Stock, $.01 par value per share, and 9,988,000 shares of Preferred Stock, $.01 par value per share.  The aggregate par value of all authorized shares of all classes of stock having par value is $699,988.

FIFTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendment.

SIXTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 26th day of April , 2012.

ATTEST:	A.M. CASTLE & CO.
/s/ Robert J. Perna	/s/ Michael H. Goldberg	(SEAL)
Robert J. Perna	Michael H. Goldberg
Secretary	President and CEO

EX-1-